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                                                                    EXHIBIT 3(a)


3a  The composition of loans is summarized as follows:

                                   1998      1997
                                   ----      ----

Commercial, Financial             $13044    $13774
Agricultural                        3281      2907
Real Estate-Construction           15587      3603
Real Estate-Mortgage               61779     33328
Consumer                           19683     13506
Other                                176       368
TOTAL                             113550     67486
   Unearned Discount                (200)     (187)
   Allowance for loan losses        (958)     (686)
NET LOANS                        $112392    $66613

3c-1 The following is a schedule of non accrual loans and loans past due 90 days and over:

                                    June 30
                                 1998                        1997
                                 ----                        ----
                        Past due     non accrual       Past due     nonaccrual
                       90 days or                     90 days or
                          more                           more
Real Estate Loans                       51                3             0
Installment Loans          13            8               37             0
Commercial Loans                                         10             0

3c-2 Non accrual loans were not material to the total amount of loans outstanding.

4a Changes in the allowance for loan losses for June 30, 1998 and 1997 were as follows:

                                 1998                        1997
                                 ----                        ----

Balance, beginning of year        762                         655

Provision charged to operations   275                          77

Loans charged off                 (89)                        (53)

Recoveries                         10                           7

Balance  6-30                     958                         686


                                 1998                        1997
                                 ----                        ----
                        Charge offs    Recoveries   Charge offs   Recoveries

Installment Loans            89            10           20             7
Credit Cards & Related
Plans                                                    3
Commercial and All Other
 Loans                                                   1
TOTALS                       89            10           24             7